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                                                              EXHIBIT 10.4

                           CONSULTING AGREEMENT DATED
                          OCTOBER 28, 1993, AS AMENDED
                                FEBRUARY 9, 1994



Mr. Fred Bialek
200 Winding Way
Woodside, CA  94062


Dear Fred:

Following are the terms and conditions of your consulting agreement with Cypress (the "Company).

1. You shall provide consulting services to perform the Company's Board of Directors duties, division and subsidiary duties, and whatever mergers and acquisitions activity that the Company's management asks of you until this agreement is terminated. You are expected to work generally on your own and to employ your own methods and to work the hours and schedule necessary to complete the services. You will do most of your work out of your own office but when necessary the Company will provide an office space, other facilities and a phone for your use.

2. You may provide your consulting services to any non-related Company entity with the exception of a direct competitor to the Company.

3. In return for the services listed above, including but not limited to the acquisition of IC Designs and Performance Semiconductor, the Company shall compensate you as follows:

 (a) You shall receive the standard monetary compensation as a member of the Company's Board of Directors.

 (b) You shall be granted a new stock option for 10,000 shares on May 29 of each year, at fair market value on the date of such grant, consistent with other members of the Company's Board of Directors.

 (c) You shall receive an annualized fixed retainer for your services of $242,000, payable on the first day of each month. This retainer shall be increased on April 1st of each year by an amount equal to the average percentage salary increase as approved by the Board of Directors for all Cypress employees.

 (d) You shall be reimbursed for your out-of-pocket business expenses for travel, lodging, phone and administrative support upon receipt of invoice.
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 (e)  Full and immediate vesting of the 60,000 option shares which you received on May 10, 1993 to compensate you for successfully negotiating the sale of Ross Technology to Fujitsu Limited.

 (f) You shall be granted a new stock option for 120,000 shares. The exercise price shall be $11.625 per share, which is the fair market value of the Company's stock as determined by the closing price on the NYSE on October 28, 1993. The stock shall vest 50,000 shares on June 28, 1994; 4,167 shares on the 28th day of each month thereafter, up to and including June 28, 1995; and 1,667 shares on the 28th day of each month thereafter, up to and including June 28, 1996.

4. This agreement may be terminated by either party with 30 days written notice.

5. This agreement supersedes all prior consulting agreements, which shall now be deemed terminated.

6. In carrying out services under this agreement, you shall be and act as an independent contractor, and shall be subject to the Company's direction only as to specific areas with respect to which the Company desires your services and advice.

Please indicate your acceptance of this agreement by signing a copy and returning it to me.



Sincerely,




/s/ T.J. RODGERS
T.J. Rodgers
President and CEO
Cypress Semiconductor Corporation




I accept the terms and conditions of this agreement.




/s/ FRED BIALEK
Fred Bialek